Exhibit 99.1

     PHC, INC. ANNOUNCES RECORD REVENUE FOR THE THIRD QUARTER OF FISCAL 2007

             Total Quarterly Revenues Rise to a Record $12.3 Million
                       Patient Care Revenue Increases 37%

FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
---------------            --------------------------
PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Brett Maas or Peter Seltzberg
978-536-2777               (646) 415-8972

FINANCIAL HIGHLIGHTS:

>>   Net revenue up 23.8% to a record $12.3 million

>> 37.4% increase to a record $10.0 million in patient care revenue >> 3.4% increase in patient days over the same period last year

>>   Construction   continues  on  the  projected  $12  million  annual  revenue opportunity at Seven Hills Behavioral Institute and announced an expected opening date in early 2008

>>   Cash position increases to $4.3 million, up 134% vs. June 30, 2006

>>   Stockholders'  equity increases 25.4% to $16.9 million compared to June 30,
     2006

Peabody,  Mass., May 15, 2007 -- PHC, Inc.,  d.b.a.  Pioneer  Behavioral  Health
(AMEX: PHC), a leading provider of inpatient and outpatient behavioral health services, today announced record revenue for its fiscal third quarter and for the nine month period ended March 31, 2007.

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                                              Key Financial Indicators
                            (all numbers in thousands, except per-share amounts)
                                   Q3 2007     Q3 2006    Increase    % Change
                                                           (decrease)
Consolidated revenues              $12,318      $9,954      $2,364      23.8%
Patient care revenues              $10,023      $7,293      $2,730      37.4%
Pharmaceutical study revenues      $ 1,164      $1,523      $ (359)    (23.6%)
Contract support service revenues  $ 1,131      $1,138      $   (7)     (0.6%)
Income from operations             $   638      $1,113      $ (475)    (42.7)%
Pretax Income                      $   519      $  996      $ (477)    (47.9)%
Net Income                         $   316      $  951      $ (635)    (66.8%)
Earnings per share - Basic         $  0.02      $ 0.05      $(0.03)    (60.0%)
                     Diluted       $  0.02      $ 0.05      $(0.03)    (60.0%)


Financial Results

Total net revenue from operations increased 23.8 percent to a record $12.3 million for the three months ended March 31, 2007 from $10.0 million for the three months ended March 31, 2006. For perspective, the third quarter revenue was up 23.8 percent sequentially compared to the fiscal second quarter. Net patient care revenue increased 37.4 percent to a record $10.0 million for the quarter from $7.3 million for the same quarter last year. This increase in revenue is due primarily to the addition of the 20 adjudicated juvenile beds at Detroit Behavioral Institute, which contributed to a 3.4 percent increase in patient days for the three months compared to the same period last year, and the new contract with Behavioral Healthcare Options. Revenue from pharmaceutical studies decreased 23.6 percent to $1.2 million for the quarter compared to $1.5 million for the three months ended March 31, 2006 due to the cyclical nature of the pharmaceutical research business, where the size and number of clinical trial starts and stops change daily. Contract support services revenue provided by Wellplace was essentially unchanged at $1.1 million for both periods.

"Key initiatives we undertook during fiscal 2006, specifically related to our Detroit Behavioral Institute operations and our Harmony Healthcare division, have resulted in a return to our historic 20 percent top-line growth on both sequential and year-over-year bases," commented Bruce A. Shear, President and Chief Executive Officer of Pioneer Behavioral Health. "We believe this rate of growth will be sustained for the balance of fiscal 2007 and throughout fiscal year 2008 as we prepare to open our Seven Hills Behavioral Institute near Las Vegas. This opening, currently expected in the first calendar quarter of 2008, will mark the beginning of our next significant growth phase. We continue to set new company records in terms of average quarterly bed count totals and patient day levels, and look forward to accelerating this further as we progress with our planned expansion in the Las Vegas metropolitan area."

Total operating expenses for the quarter increased 32.1 percent to $11.7 million from $8.8 million during the third quarter of last year. Included in this increase was a 31.5 percent increase in patient care expenses. The Company continues to make investments in its Las Vegas market initiatives, including the Seven Hills project and the Company's 10-year, $80 million agreement with Health Plan of Nevada's Behavioral Healthcare Options network agreement, as announced in late December. The increase in operating expenses also included an increase in the Company's provision for doubtful accounts and a 52.7 percent increase in administrative expenses, primarily due to various set-up and other infrastructure costs necessitated by the expansion at Detroit Behavioral Institute and costs related to the Company's new software installation that cannot be capitalized.

Income from operations for the quarter was $638,155, a decrease of 42.7 percent from the $1.1 million reported for the same period last year. Interest expense of $168,797 was up 9.8 percent compared to the $153,594 reported for the third quarter last year but decreased sequentially by 20.5 percent sequentially compared to the second quarter of fiscal 2007.

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
Net income for the three months was $315,779, or $0.02 per fully diluted share (based on 20.6 million fully diluted shares) compared to net income of $950,549, or $0.05 per fully diluted share (based on 19.2 million shares) for the third quarter last year.

Mr. Shear continued, "The reduction in our overall profitability was due to investments related to the initiation of our Behavioral Healthcare Options contract, one-time expenses related to our listing on the American Stock Exchange, and reduced profitability at our Pivotal Research subsidiary. We have begun to see an uptick in revenue at Pivotal in the fourth quarter, and there are signs that this business is starting to accelerate based on our current pipeline. In addition, our hospital census is running at a higher than normal level during early May, a positive indicator for us. Finally, many of the direct expenses related to the Las Vegas expansion are behind us, and we believe our profitability will notably improve in the fourth quarter and into fiscal 2008."

This year's third fiscal quarter was the third consecutive quarter in which the Company recorded an income tax provision assuming an estimated 39 percent corporate tax rate, while in the prior-year's quarter, the Company recorded a
4.6 percent tax rate for the income tax provision. Had the Company incurred the same 39 percent tax rate in the year-ago period, net income for the third quarter of fiscal 2006 would have been $607,545.

The Company's provision for doubtful accounts in the quarter increased to $426,812 from $334,248 in the year-ago same period. The percentage of bad debt expense to net patient care revenue for the quarter ended March 31, 2007 was 4.3 percent compared to 4.6 percent last year as the Company's bad debt as a percentage of revenues continued to decline.

For the nine-month period ended March 31, 2007, total net revenue from operations increased 17.1 percent to $32.3 million compared to $27.6 million for the first nine months last year. Net patient care revenue increased 26.3 percent to $25.8 million for the nine months from $20.5 million for the same period last year. Revenue from pharmaceutical studies decreased 21.1 percent to $3.1 million for the nine-month period from $3.9 million for the same period last year. Contract support services revenue provided by Wellplace increased 5.6 percent to $3.4 million for the nine months from $3.2 million for the nine months ended March 31, 2006.

Total operating expenses increased 20.5 percent for the nine months to $30.5 million from $25.3 million last year. Included in this increase was a 27.4 percent increase in patient care expenses in treatment centers and offset by a
7.1 percent decrease in patient care expenses related to pharmaceutical or research studies. Contract support services expenses increased 21.3 percent to $2.3 million for the nine months from $1.9 million last year. Administrative expenses increased 28.3 percent to $10.5 million for the nine months from $8.2 million for the nine months ended March 31, 2006.

Year-to-date income from operations was $1.8 million for the first nine months of 2007 compared to $2.3 million for the same period of fiscal 2006. Net income was $860,150, or $0.05 per basic and $0.04 per fully diluted share (based on 19.6 million shares), compared to net income of $1.7 million, or $0.09 per basic and fully diluted share (based on 19.2 million shares) last year. The Company's blended average tax rate for the nine-month period this year was 39 percent as compared to 11 percent in last year's same period. Adjusting last year's nine-month result for this year's comparable tax rate, the Company's net income would have been approximately $1.2 million.

Mr. Shear stated, "Based on current and anticipated population growth, Las Vegas is likely to emerge as one of the largest cities in the United States during the next decade. This region's hyper-growth creates increased demand for chemical dependency treatment, psychiatric services and mental wellness programs and an exceptional opportunity for Pioneer. Today, we are firmly entrenched as the leader in this rapidly expanding market. Our diversified presence in the Las Vegas area includes providing critical incident services programs and employee assistance programs for 21 separate hotel and casino properties in Las Vegas, inpatient hospitalization, outpatient services medication management, psychological testing, crisis and triage care under a 10-year, $80 million contract, and soon, our 60-bed hospital in Henderson, Nevada. This Las Vegas


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
expansion will mirror our presence in the Detroit market, and demonstrates our strategic growth strategy. Pioneer strives to provide necessary chemical dependency and mental health-related services in markets where demographics and demand indicate high likelihoods of success. Our top line is currently benefitting from our efforts to increase our presence in Detroit. Beginning in calendar 2008, we will benefit, both on a top and bottom-line basis, from our initiatives in southern Nevada."

The Company reported $4.3 million in cash as of March 31, 2007 compared to $1.8 million in June 30, 2006. The increase in the cash account was primarily due to $2.0 million in new equity financing that the company received at the end of the second fiscal quarter and cash generated from operations. Consequently, the Company's balance sheet had a current ratio of 2.0 to 1 on March 31, 2007 and stockholders' equity increased 25.4 percent to $16.9 million from $13.5 million as of June 30, 2006.

Teleconference Information

The Company will host a conference call to discuss the fiscal 2007 third quarter results on Tuesday, May 15, 2007 at 4:30 p.m. Eastern Time. Interested parties within the United States can access the call by dialing 800-299-7928 and international callers may dial 617-614-3926. Please use passcode 17716732. A replay of the call also will be available until May 22, 2007 at 888-286-8010 for callers within the United States, and 617-801-6888 for international callers. Please use passcode 49570860 for the replay. This call is being webcast by CCBN, and can be accessed at PHC, Inc.'s web site at www.phc-inc.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com, or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents, at www.streetevents.com.

About Pioneer Behavioral Health

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet- and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

Statement under the Private Securities Litigation Reform Act of 1995:

Statement under the Private Securities Litigation Reform Act of 1995: This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.



                               - tables follow -

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
                           PHC, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       March 31,       June 30,
           ASSETS                                        2007            2006
                                                      ___________    __________
                                                      (unaudited)
Current assets:
   Cash and cash equivalents                          $ 4,250,075   $ 1,820,105
   Accounts receivable, net of allowance for
     doubtful accounts of $3,393,907 at March 31,
     2007 and $3,100,586 at June 30, 2006               6,974,749     6,955,475
   Pharmaceutical receivables                           1,926,604     1,470,019
   Prepaid expenses                                       647,252       490,655
   Other receivables and advances                         722,484       751,791
   Deferred income tax asset                            2,605,645     3,110,000
                                                      ___________    __________
       Total current assets                            17,126,809    14,598,045
   Accounts receivable, non-current                        35,000        40,000
   Other receivable                                        47,680        53,457
   Property and equipment, net                          2,312,231     1,799,888
   Deferred financing costs, net of amortization
     of $134,138 at March 31,
     2007 and $106,422 June 30, 2006                       89,307       117,023
   Customer relationships, net of amortization of
     $350,000 at March 31, 2007
     and $260,000 at June 30, 2006                      2,050,000     2,140,000
   Goodwill                                             3,508,576     2,664,643
   Other assets                                         1,703,529       571,931
                                                      ___________    __________
       Total assets                                   $26,873,132   $21,984,987
                                                      ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable (includes short term notes
   payable of $166,646 and $8,956)                    $ 1,832,105   $ 1,518,615
   Current maturities of long-term debt                 1,156,028       909,057
   Revolving credit note                                1,256,127     1,603,368
   Deferred revenue                                       500,716       385,742
   Current portion of obligations under capital
     leases                                               210,945        57,881
   Accrued payroll, payroll taxes and benefits          2,173,886     1,619,672
   Accrued expenses and other liabilities               1,367,111     1,026,419
                                                      ___________    __________
       Total current liabilities                        8,496,918     7,120,754
   Long-term debt                                       1,010,498     1,021,546
   Obligations under capital leases                       168,763        61,912
   Deferred tax liability                                 325,000       325,000
                                                      ___________    __________
       Total liabilities                               10,001,179     8,529,212
                                                      ___________    __________
Stockholders' equity:
   Preferred Stock, 1,000,000 shares authorized,
     none issued or outstanding                                --           --
   Class A common stock, $.01 par value,
   30,000,000 shares authorized, 19,369,833
   and 17,874,966 shares issued at March 31,
   2007 and June 30, 2006, respectively                   193,698       178,749
   Class B common stock, $.01 par value, 2,000,000
     shares authorized, 775,760  issued and
     outstanding at March 31, 2007 and  June 30,
     2006, respectively, each convertible into
     one share of Class A common Stock                      7,758         7,758
   Additional paid-in capital                          26,259,276    23,718,197
   Treasury stock, 199,098 shares of Class A
    common stock at March  31, 2007 and June
    30, 2006, at cost                                    (191,700)     (191,700)
Accumulated deficit                                    (9,397,079)  (10,257,229)
                                                      ___________    __________
Total stockholders' equity                             16,871,953    13,455,775
                                                      ___________    __________
Total liabilities and stockholders' equity            $26,873,132   $21,984,987
                                                      ===========   ===========

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

                           PHC, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                          Three Months Ended       Nine Months Ended
                                                March 31,                March 31,
                                         2007           2006        2007          2006
                                    ___________    ___________   ___________   ___________
Revenues:
     Patient care, net               $10,022,611   $ 7,292,804   $25,845,713   $20,471,140
     Pharmaceutical studies            1,164,195     1,523,277     3,089,498     3,913,370
     Contract support services         1,131,237     1,137,878     3,397,398     3,216,788
                                     ___________   ___________   ___________   ___________
          Total revenues              12,318,043     9,953,959    32,332,609    27,601,298
                                     ___________   ___________   ___________   ___________
Operating expenses:
     Patient care expenses             4,978,321     3,787,166    13,177,504    10,341,470
     Patient care expenses,
       pharmaceutical                    601,737       552,477     1,510,223     1,626,465
     Cost of contract support
       services                          776,893       713,438     2,302,622     1,898,300
     Provision for doubtful accounts     426,812       334,248     1,226,795     1,466,903
     Administrative expenses           4,298,040     2,815,164    10,511,594     8,193,940
     Administrative expenses,
       pharmaceutical                    598,085       638,486     1,806,748     1,810,776
                                     ___________    __________   ___________   ___________
          Total operating expenses    11,679,888     8,840,979    30,535,486    25,337,854
                                     ___________   ___________   ___________   ___________

Income from operations                   638,155     1,112,980     1,797,123     2,263,444
                                     ___________   ___________   ___________   ___________
     Other income (expense):
      Interest income                     52,775        11,281       119,432        49,542
      Other income (expense)              (3,430)       25,309        (7,508)       57,357
      Interest expense                  (168,797)     (153,594)     (501,068)     (483,150)
                                     ___________   ___________   ___________   ___________

          Total other expenses, net     (119,452)     (117,004)     (389,144)     (376,251)
                                     ___________   ___________   ___________   ___________

Income before provision for taxes        518,703       995,976     1,407,979     1,887,193
Provision for income taxes               202,924        45,427       547,829       205,655
                                     ___________   ___________   ___________   ___________

Net income                           $   315,779   $   950,549   $   860,150   $ 1,681,538
                                      ===========  ===========   ===========   ============

Basic net income per common share    $      0.02   $      0.05   $      0.05   $      0.09
                                      ===========  ===========   ===========   ============

Basic weighted average number of
    shares utstanding                 19,858,979    18,187,750    19,037,806    18,145,789
                                      ===========   ===========   ===========   ============
Fully diluted net income per common
    share                            $      0.02   $     0.05    $      0.04   $      0.09
                                      ===========  ===========   ===========   ============

Fully diluted weighted average
    number of shares outstanding      20,626,118   19,212,589     19,644,201    19,242,777
                                      ===========  ===========   ===========   ============




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